CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Trigger Callable Contingent Yield Notes due 2025	$7,855,000	$1,019.58

Pricing Supplement No. 4,358 Registration Statement Nos. 333-221595; 333-221595-01 Dated June 12, 2020 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC $7,855,000 Trigger Callable Contingent Yield Notes (With Quarterly Coupon Observation)

Linked to the least performing underlying shares among the SPDR® S&P 500® ETF Trust, the iShares® Russell 2000® ETF and the iShares® MSCI EAFE ETF due June 17, 2025

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Trigger Callable Contingent Yield Notes (the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Securities provide a return based on the least performing underlying shares among the SPDR® S&P 500® ETF Trust (the “SPY Shares”), the iShares® Russell 2000® ETF (the “IWM Shares”) and the iShares® MSCI EAFE ETF (the “EFA Shares,” and together with the SPY Shares and the IWM Shares, the “Underlying Shares”). If the Closing Price of each of the SPY Shares, the IWM Shares and the EFA Shares on a quarterly Observation Date (the “Observation Date Closing Price”) is equal to or greater than its respective Coupon Barrier, MSFL will make a Contingent Coupon payment with respect to that Observation Date on the related Coupon Payment Date. However, if the Observation Date Closing Price of any of the Underlying Shares is below its respective Coupon Barrier, no coupon will accrue or be payable with respect to that Observation Date. In addition, beginning on June 16, 2021, MSFL will call the Securities on any quarterly Call Date if and only if the output of our risk neutral valuation model on a Business Day that is at least 2 Business Days prior to such Call Date, based on the inputs indicated in the Call Feature section below, indicates that calling on such date is economically rational for us as compared to not calling on such date. If the Securities are called, MSFL will pay you the principal amount plus any Contingent Coupon otherwise due with respect to the related Observation Date, and no further amounts will be owed to you. Any early redemption of the Securities will not automatically occur based solely on the performance of the Underlying Shares. If the Securities are not called prior to maturity and the Final Underlying Price of each of the SPY Shares, the IWM Shares and the EFA Shares is equal to or greater than its respective Downside Threshold, MSFL will make a cash payment to you at maturity equal to the principal amount of your Securities and, if payable, the Contingent Coupon with respect to the Final Observation Date. However, if the Final Underlying Price of any of the Underlying Shares is less than its respective Downside Threshold, MSFL will pay you significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the Underlying Shares with the largest percentage decrease from its Initial Underlying Price to its Final Underlying Price (the “Least Performing Underlying Shares”), even if the other Underlying Shares have appreciated or have not declined as much. These long-dated Securities may be appropriate for investors who seek an opportunity for enhanced income in exchange for the risk of losing their principal at maturity, the risk of receiving no Contingent Coupons during the term of the Securities and the risk of an early redemption of the Securities. Your return will be solely the Contingent Coupons, if any, and you will not participate in any appreciation of any of the Underlying Shares. Because all payments on the Securities are based on the least performing Underlying among the SPY Shares, the IWM Shares and the EFA Shares, the fact that the Securities are linked to three Underlying Shares does not provide any asset diversification benefits and instead means that a decline in the price of any of the Underlying Shares beyond the relevant Coupon Barrier on any Observation Date or beyond the Downside Threshold on the Final Observation Date will result in no Contingent Coupon payments or a significant loss on your investment, respectively, even if the other Underlying Shares appreciate or do not decline as much. Investing in the Securities involves significant risks. The Issuer will not pay a quarterly Contingent Coupon if the Observation Date Closing Price for any of the Underlying Shares is below its respective Coupon Barrier. The Issuer will have the right to call the Securities early based on the output of our risk neutral valuation model. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Underlying Price of any of the Underlying Shares is below its Downside Threshold. Generally, the higher the Contingent Coupon Rate for the Securities, the greater risk of loss on those Securities. If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the prices of all of the Underlying Shares are greater than their respective Downside Thresholds at the time of sale.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features

❑  Call Feature: Beginning June 16, 2021, an early redemption, in whole but not in part, will occur on a quarterly Call Date if and only if the output of our risk neutral valuation model on a Business Day that is at least 2 Business Days prior to such Call Date, as selected by the Calculation Agent (the “Determination Date”), taking as input: (i) prevailing reference market levels, volatilities and correlations, as applicable and in each case as of the Determination Date and (ii) Morgan Stanley’s credit spreads as of the Trade Date, indicates that calling on such date is economically rational for us as compared to not calling on such date. If the Securities are called, MSFL will pay you the principal amount plus any Contingent Coupon otherwise due with respect to the related Quarterly Observation Date and no further amounts will be owed to you. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑  Contingent Coupon: If the Closing Price of each of the SPY Shares, the IWM Shares and the EFA Shares on any quarterly Observation Date is equal to or greater than its respective Coupon Barrier, MSFL will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date.

❑  Contingent Downside Market Exposure at Maturity: If, by maturity, the Securities have not been called and the Final Underlying Price of each of the SPY Shares, the IWM Shares and the EFA Shares is greater than or equal to its respective Downside Threshold on the Final Observation Date, MSFL will pay you the principal amount per Security at maturity and, if payable, the Contingent Coupon with respect to the Final Observation Date. However, if the Final Underlying Price of any of the Underlying Shares is less than its Downside Threshold, MSFL will repay significantly less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the Least Performing Underlying Shares from the Trade Date to the Final Observation Date. If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the prices of all three Underlying Shares are greater than their respective Downside Thresholds at the time of sale. Any payment on the Securities is subject to our creditworthiness.

Key Dates

Trade Date	June 12, 2020
Settlement Date	June 17, 2020 (3 business days
after the Trade Date)
Observation Dates*	Quarterly, callable beginning June 16, 2021. See “Observation Dates, Coupon Payment Dates and Call Dates” on page 6 for details.
Final Observation Date*	June 12, 2025
Maturity Date*	June 17, 2025

*  Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Observation Dates and Coupon Payment Dates (including the Call Date and the Maturity Date)” under “Additional Terms of the Securities” below.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES WILL HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING OF THE THREE UNDERLYINGS, SUBJECT TO THE RESPECTIVE DOWNSIDE THRESHOLDS AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

This pricing supplement relates to Securities linked to the least performing Underlying Shares among the SPDR® S&P 500® ETF Trust, the iShares® Russell 2000® ETF and the iShares® MSCI EAFE ETF. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying Shares	Initial Underlying Price	Coupon Barrier	Downside Threshold	Contingent Coupon Rate	CUSIP	ISIN
SPDR® S&P 500® ETF Trust	$304.21	$212.95, which is approximately 70% of the Initial Underlying Price	$182.53, which is approximately 60% of the Initial Underlying Price	9.34% per annum	61771C342	US61771C3429
iShares® Russell 2000® ETF	$138.27	$96.79, which is approximately 70% of the Initial Underlying Price	$82.96, which is approximately 60% of the Initial Underlying Price
iShares® MSCI EAFE ETF	$61.30	$42.91, which is 70% of the Initial Underlying Price	$36.78, which is 60% of the Initial Underlying Price

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, prospectus supplement and index supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	$9.538 per Security. See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10.00	$0.15	$9.85
Total	$7,855,000	$117,825	$7,737,175

(1)  UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.15 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 32 of this pricing supplement.

(2) See “Use of Proceeds and Hedging” on page 31.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 32 of this pricing supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement and an index supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement, index supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated November 16, 2017: https://www.sec.gov/Archives/edgar/data/895421/000095010317011241/dp82788_424b2-seriesa.htm

t	Index supplement dated November 16, 2017: https://www.sec.gov/Archives/edgar/data/895421/000095010317011283/dp82797_424b2-indexsupp.htm

t	Prospectus dated November 16, 2017: https://www.sec.gov/Archives/edgar/data/895421/000095010317011237/dp82798_424b2-base.htm

References to “MSFL” refer to only MSFL, references to “Morgan Stanley” refer to only Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Trigger Callable Contingent Yield Notes that are offered hereby. Also, references to the accompanying “prospectus”, “prospectus supplement” and “index supplement” mean the prospectus filed by MSFL and Morgan Stanley dated November 16, 2017, the prospectus supplement filed by MSFL and Morgan Stanley dated November 16, 2017 and the index supplement filed by MSFL and Morgan Stanley dated November 16, 2017, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying prospectus supplement, index supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying prospectus supplement, index supplement and prospectus is accurate as of any date other than the date on the front of this document.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date is less than $10. We estimate that the value of each Security on the Trade Date is $9.538.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying Shares. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Shares, instruments based on the Underlying Shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Coupon Barriers, the Downside Thresholds and the Contingent Coupon Rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 5 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability

The Securities may be suitable for you if:	The Securities may not be suitable for you if:

t  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t  You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that will have the same downside market risk, subject to the respective Downside Thresholds at maturity, as the Least Performing Underlying Shares.

t  You understand and accept the risks associated with the Underlying Shares.

t  You believe each of the SPY Shares, the IWM Shares and the EFA Shares will close at or above its respective Coupon Barrier on the Observation Dates, and above its respective Downside Threshold on the Final Observation Date.

t  You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t  You understand that the linkage to three Underlying Shares does not provide any portfolio diversification benefits and instead means that a decline in the price beyond the relevant Coupon Barrier or Downside Threshold of any of the Underlying Shares will result in no Contingent Coupon payments or a significant loss on your investment, respectively, even if the other Underlying Shares appreciate.

t  You understand and accept that you will not participate in any appreciation in the prices of the Underlying Shares and that your potential return is limited to the Contingent Coupons, if any.

t  You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside value fluctuations of the Least Performing Underlying Shares.

t  You are willing to invest in the Securities based on the Contingent Coupon Rate set forth on the cover hereof.

t  You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the stocks comprising the Underlying Shares.

t  You are willing to invest in securities that may be called early based on the output of our risk neutral valuation model and you are otherwise willing to hold such securities to maturity, as set forth on the cover of this pricing supplement.

t  You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

t  You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you and could lose your entire investment.

t  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t  You cannot tolerate a loss of all or a substantial portion of your investment, or are unwilling to make an investment that will have the same downside market risk, subject to the respective Downside Thresholds at maturity, as the Least Performing Underlying Shares.

t  You require an investment designed to provide a full return of principal at maturity.

t  You do not understand and accept the risks associated with the Underlying Shares.

t  You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t  You believe that the price of one or more of the SPY Shares, the IWM Shares or the EFA Shares will decline during the term of the Securities and is likely to close below its respective Coupon Barrier on the Observation Dates or below its respective Downside Threshold on the Final Observation Date.

t  You are not comfortable with an investment linked to three Underlying Shares such that a decline in the price beyond the relevant Coupon Barrier or Downside Threshold of any of the SPY Shares, the IWM Shares or the EFA Shares will result in no Contingent Coupon payments or a significant loss on your investment, respectively, even if the other Underlying Shares appreciate.

t  You seek an investment that participates in the appreciation in the prices of the Underlying Shares or that has unlimited return potential.

t  You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside value fluctuations of the Least Performing Underlying Shares.

t  You are not willing to invest in the Securities based on the Contingent Coupon Rate set forth on the cover hereof.

t  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t  You seek guaranteed current income from this investment or prefer to receive the dividends paid on the stocks comprising the Underlying Shares.

t  You are unable or unwilling to invest in securities that may be called early based on the output of our risk neutral valuation model, or you are otherwise unable or unwilling to hold such securities to maturity, as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.

t  You are not willing to assume our credit risk for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 8 of this pricing supplement and “Risk Factors” beginning on page 5 of the accompanying prospectus for risks related to an investment in the Securities. For additional information about the Underlying Shares, see the information set forth under “The SPDR® S&P 500® ETF Trust” on page 19, “The iShares® Russell 2000® ETF” on page 21 and “The iShares® MSCI EAFE ETF” on page 23.

Final Terms

Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlying Shares	The SPDR® S&P 500® ETF Trust (the “SPY Shares”), the iShares® Russell 2000® ETF (the “IWM Shares”) and the iShares® MSCI EAFE ETF (the “EFA Shares”)
Principal Amount	$10.00 per Security
Term	5 years, unless earlier called by the Issuer
Call Feature

Beginning June 16, 2021, an early redemption, in whole but not in part, will occur on a quarterly Coupon Payment Date (the date on which the Securities are called, the “Call Date”), if and only if the output of our risk neutral valuation model on a Business Day that is at least 2 Business Days prior to such Call Date, as selected by the Calculation Agent (the “Determination Date”), taking as input: (i) prevailing reference market levels, volatilities and correlations, as applicable and in each case as of the Determination Date and (ii) Morgan Stanley’s credit spreads as of the Trade Date, indicates that calling on such date is economically rational for us as compared to not calling on such date. If MSFL calls the Securities, MSFL will give you notice at least 2 Business Days before the Call Date specified in the notice.

If the Securities are called, MSFL will pay you on the Call Date the Principal Amount plus any Contingent Coupon otherwise due with respect to the related Observation Date (such payment upon an early redemption, the “Settlement Amount”), and no further payments will be made on the Securities.

Contingent Coupon

If the Observation Date Closing Price of each of the SPY Shares, the IWM Shares and the EFA Shares is equal to or greater than its respective Coupon Barrier on any Observation Date, we will pay you the Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.

If the Observation Date Closing Price of any of the Underlying Shares is less than its Coupon Barrier on any Observation Date, the Contingent Coupon for that Observation Date will not accrue or be payable and that Contingent Coupon payment will be lost.

Each Contingent Coupon is a fixed amount based on equal quarterly installments at the Contingent Coupon Rate, which is a per-annum rate. The Contingent Coupon amount of $0.2335 for each Security (based on the per-annum rate of 9.34%) would be applicable to each Observation Date for which the Observation Date Closing Prices of each of the SPY Shares, the IWM Shares and the EFA Shares is greater than or equal to its respective Coupon Barrier.

Contingent Coupon payments on the Securities are not guaranteed. MSFL will not pay you the Contingent Coupon for any Observation Date on which the Observation Date Closing Price of any of the SPY Shares, the IWM Shares or the EFA Shares is less than its respective Coupon Barrier.

Contingent Coupon Rate	The Contingent Coupon Rate is 9.34% per annum.
Observation Dates	Quarterly, callable beginning June 16, 2021. See “Observation Dates, Coupon Payment Dates and Call Dates” on page 6.
Trade Date	June 12, 2020
Settlement Date	June 17, 2020
Final Observation Date*	June 12, 2025
Maturity Date*	June 17, 2025
Coupon Payment Dates	With respect to each Observation Date, as set forth under “Observation Dates, Coupon Payment Dates and Call Dates” on page 6.
Payment at Maturity (per Security)

If the Securities have not been called prior to maturity, MSFL will pay you a cash payment on the Maturity Date linked to the performance of the Least Performing Underlying Shares during the term of the Securities, as follows:

If the Securities have not been called and the Final Underlying Price of each of the SPY Shares, the IWM Shares and the EFA Shares is equal to or greater than its respective Downside Threshold, MSFL will pay you the $10 Principal Amount and, if payable, the Contingent Coupon otherwise due on the Maturity Date.

If the Securities have not been called by MSFL prior to maturity and the Final Underlying Price of any of the Underlying Shares is less than its respective Downside Threshold, MSFL will pay you an amount calculated as follows:

$10 × (1 + Share Return of the Least Performing Underlying Shares)

In this case, you will lose a significant portion and could lose all of the Principal Amount in an amount proportionate to the decline of the Least Performing Underlying Shares from the Trade Date to the Final Observation Date, even if the other Underlying Shares have appreciated or have not declined as much.

Observation Date Closing Price	With respect to each of the Underlying Shares, the Closing Price of such Underlying Shares on any Observation Date times the Adjustment Factor for such Underlying Shares on such Observation Date
Least Performing Underlying Shares	The Underlying Shares with the largest percentage decrease from the Initial Underlying Price to the Final Underlying Price.
Share Return	With respect to each of the Underlying Shares, Final Underlying Price – Initial Underlying Price Initial Underlying Price
*Subject to postponement in the event of a Market Disruption Event or for non-Trading Days.

Initial Underlying Price	With respect to the SPY Shares, $304.21 With respect to the IWM Shares, $138.27 With respect to the EFA Shares, $61.30
Final Underlying Price	With respect to each of the Underlying Shares, the Closing Price of such Underlying Shares times the Adjustment Factor for such Underlying Shares on the Final Observation Date.
Adjustment Factor	For each Underlying Shares, 1.0, subject to adjustment in the event of certain corporate events affecting such Underlying Shares.
Downside Threshold

With respect to the SPY Shares, $182.53, which is approximately 60% of the Initial Underlying Price of such Underlying Shares.

With respect to the IWM Shares, $82.96, which is approximately 60% of the Initial Underlying Price of such Underlying Shares.

With respect to the EFA Shares, $36.78, which is 60% of the Initial Underlying Price of such Underlying Shares.

Coupon Barrier

With respect to the SPY Shares, $212.95, which is approximately 70% of the Initial Underlying Price of such Underlying Shares.

With respect to the IWM Shares, $96.79, which is approximately 70% of the Initial Underlying Price of such Underlying Shares.

With respect to the EFA Shares, $42.91, which is 70% of the Initial Underlying Price of such Underlying Shares.

Record Date	The record date for each Contingent Coupon shall be the date one business day prior to such scheduled Coupon Payment Date; provided, however, that any Contingent Coupon payable at maturity or upon a call shall be payable to whom the Payment at Maturity or the payment upon a call, as the case may be, shall be payable.
Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

Observation Dates(1), Coupon Payment Dates and Call Dates(2)

Observation Dates	Coupon Payment Dates / Call Dates
9/14/2020	9/16/2020*
12/14/2020	12/16/2020*
3/12/2021	3/16/2021*
6/14/2021	6/16/2021
9/13/2021	9/15/2021
12/13/2021	12/15/2021
3/14/2022	3/16/2022
6/13/2022	6/15/2022
9/12/2022	9/14/2022
12/12/2022	12/14/2022
3/13/2023	3/15/2023
6/12/2023	6/14/2023
9/12/2023	9/14/2023
12/12/2023	12/14/2023
3/12/2024	3/14/2024
6/12/2024	6/14/2024
9/12/2024	9/16/2024
12/12/2024	12/16/2024
3/12/2025	3/14/2025
6/12/2025 (Final Observation Date)	Maturity Date**

* The Securities are not callable until the fourth Coupon Payment Date, which is June 16, 2021.

**The Securities are not callable on the Maturity Date.

(1) Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Observation Dates and Coupon Payment Dates (including the Call Dates and the Maturity Date)” under “Additional Terms of the Securities” below.

(2) If, due to a Market Disruption Event or otherwise, any Observation Date is postponed so that it falls less than two Business Days prior to the scheduled Coupon Payment Date / Call Date, the Coupon Payment Date / Call Date will be postponed to the second Business Day following that Observation Date as postponed, provided that the Coupon Payment Date with respect to the Final Observation Date will be the Maturity Date. No additional coupon will accrue on an account of any such postponement.

Investment Timeline

Trade Date	The Initial Underlying Price, Downside Threshold and Coupon Barrier of each of the SPY Shares, the IWM Shares and the EFA Shares are determined. The Contingent Coupon Rate is set.

Quarterly (callable after approximately one year)

If the Observation Date Closing Price of each of the SPY Shares, the IWM Shares and the EFA Shares is equal to or greater than its respective Coupon Barrier on any Observation Date, MSFL will pay you a Contingent Coupon on the related Observation Date. However, if the Observation Date Closing Price of any of the Underlying Shares is below its Coupon Barrier, no coupon will be payable on the related Observation Date.

Beginning on June 16, 2021, MSFL will call the Securities on any quarterly Call Date if and only if the output of our risk neutral valuation model on a Business Day that is at least 2 Business Days prior to such Call Date, based on the inputs indicated in the Call Feature section above, indicates that calling on such date is economically rational for us as compared to not calling on such date.. If the Securities are called, MSFL will pay you the Principal Amount plus any Contingent Coupon otherwise due for that Observation Date, and no further payments will be made on the Securities.

Maturity Date

The Final Underlying Prices are determined as of the Final Observation Date.

If the Securities have not been called and the Final Underlying Price of each of the SPY Shares, the IWM Shares and the EFA Shares is equal to or greater than its respective Downside Threshold, at maturity, MSFL will pay you the $10 Principal Amount and, if payable, the Contingent Coupon otherwise due on the Maturity Date.

However, if the Final Underlying Price of any of the Underlying Shares is less than its Downside Threshold, MSFL will pay you an amount calculated as follows:

$10 × (1 + Share Return of the Least Performing Underlying Shares) per Security

This will be significantly less than the $10 Principal Amount by an amount proportionate to the negative Share Return of the Least Performing Underlying Shares, and you could lose your entire investment.

Investing in the Securities involves significant risks. You may lose YOUR ENTIRE principal amount. Any payment on the Securities is subject to OUR CREDITWORTHINESS. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

The Issuer will not pay a quarterly Contingent Coupon if the Observation Date CLOSING Value for any of the Underlying Shares is below its respective Coupon Barrier. The Issuer will have the right to call the Securities early based on the output of a risk neutral valuation model. You will lose A SIGNIFICANT PORTION or all of your principal amount at maturity if the Securities are not called and the Final Underlying Price of any of the Underlying Shares is below its Downside Threshold.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

t	The Securities do not guarantee the payment of regular interest or the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the Securities have not been called by MSFL prior to maturity and if the Final Underlying Price of any of the Underlying Shares is less than its Downside Threshold, you will be exposed to the decline in the price of the Least Performing Underlying Shares from its Initial Underlying Price to its Final Underlying Price, on a 1-to-1 basis and such payment will result in a significant loss of your initial investment that is proportionate to the decline of the Least Performing Underlying Shares over the term of the Securities, even if the other Underlying Shares have appreciated or have not declined as much. You could lose your entire principal amount.

t	You are exposed to the price risk of all three Underlying Shares, with respect to both the Contingent Coupons, if any, and the Payment at Maturity, if any. Your return on the Securities is not linked to a basket consisting of the Underlying Shares. Rather, it will be contingent upon the performance of each of the SPY Shares, the IWM Shares and the EFA Shares. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risks related to each of the SPY Shares, the IWM Shares and the EFA Shares. Poor performance by any of the Underlying Shares over the term of the Securities may negatively affect your return and will not be offset or mitigated by positive performance by the other Underlying Shares. To receive any Contingent Coupon payment or contingent repayment of principal at maturity from MSFL, all three of the Underlying Shares must close at or above their respective Coupon Barriers on the applicable Observation Date. In addition, if the Securities are not called prior to maturity, you may incur a loss proportionate to the negative return of the Least Performing Underlying Shares even if the other Underlying Shares appreciate during the term of the Securities. Accordingly, your investment is subject to the market risk of all three of the Underlying Shares. Additionally, movements in the prices of the Underlying Shares may be correlated or uncorrelated at different times during the term of the Securities, and such correlation (or lack thereof) could have an adverse effect on your return on the Securities. For example, the likelihood that one of the Underlying Shares will close below its Coupon Barrier on an Observation Date will increase when the movements in the prices of the Underlying Shares are uncorrelated. This results in a greater potential for a Contingent Coupon to not be paid during the term of the Securities and for a significant loss of principal at maturity if the Securities are not previously called. If the performance of the Underlying Shares is not correlated or is negatively correlated, the risk of not receiving a Contingent Coupon and of incurring a significant loss of principal at maturity is greater. In addition, correlation generally decreases for each additional Underlying Shares to which the Securities are linked, resulting in a greater potential for significant loss of principal at maturity.

t	Because the Securities are linked to the performance of the least performing among the SPY Shares, the IWM Shares and the EFA Shares, you are exposed to greater risk of receiving no Contingent Coupon payments or sustaining a significant loss on your investment than if the Securities were linked to just one of the Underlying Shares. The risk that you will not receive any Contingent Coupons and/or lose a significant portion or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to substantially similar securities that are linked to the performance of just one of the Underlying Shares. With three Underlying Shares, it is more likely that one or more Underlying Shares will close below their respective Coupon Barriers any quarterly Observation Date and below their respective Downside Thresholds on the Final Observation Date than if the Securities were linked to only one of the Underlying Shares, and therefore it is more likely that you will not receive any Contingent Coupons and will receive an amount in cash significantly less than the principal amount on the Maturity Date.

t	You will not receive the Contingent Coupon for any Observation Date if the Observation Date Closing Price of any of the Underlying Shares is less than its Coupon Barrier on that Observation Date. Whether the Contingent Coupon will be made with respect to an Observation Date will be based on the Observation Date Closing Prices of all three Underlying Shares. As a result, you will not know whether you will receive the Contingent Coupon with respect to any Coupon Payment Date until the related Observation Date. Moreover, because the Contingent Coupon is based on the Observation Date Closing Prices on a specific Observation Date, if the Observation Date Closing Price of any of the Underlying Shares is less than its Coupon Barrier, you will not receive any Contingent Coupon with respect to such Observation Date, even if the Observation Date Closing Prices of the Underlying Shares were higher on other days during the term of the Securities.

t	The securities are subject to MSFL’s redemption right. The term of the Securities, and thus your opportunity to earn a potentially above-market coupon if the Observaton Date Closing Price of each of the Underlying Shares is greater than or equal to its respective Coupon Barrier, may be limited by MSFL’s right to call the Securities based on the output of our risk neutral valuation model on any quarterly Call Date beginning June 16, 2021. The term of your investment in the Securities may be limited to as short as approximately one year. In accordance with the risk neutral valuation model determination noted herein, it is more likely that MSFL will call the Securities when it would otherwise be advantageous for you to continue to hold the Securities. As such, MSFL will be more likely to call the Securities when the Closing Price of each of the Underlying Shares is at or above its respective Coupon Barrier, which would otherwise result in an amount of interest payable on the Securities that is greater than instruments of a comparable maturity and credit rating trading in the market. In other words, MSFL will be more likely to call the Securities at a time when the Securities are paying an above-market coupon. If the Securities are called prior to maturity, you will receive no more Contingent Coupons, you may be forced to invest in a lower interest rate environment and you may not be able to reinvest at comparable terms or returns.

On the other hand, MSFL will be less likely to exercise its call right when the Closing Price of any of the Underlying Shares is below its Coupon Barrier Level and/or when the Final Underlying Price of any of the Underlying Shares is expected to be below its Downside Threshold, such that you will receive no Contingent Coupons and/or that you will suffer a significant loss on your initial investment in the Securities at maturity. Therefore, if MSFL does not exercise its call right, it is more likely that you will receive few or no Contingent Coupons and suffer a significant loss at maturity.

t	Investors will not participate in any appreciation in the prices of any of the Underlying Shares. Investors will not participate in any appreciation in the prices of any of the Underlying Shares from their respective Initial Underlying Prices, and the return on the Securities will be limited to the Contingent Coupon that is paid with respect to each Observation Date on which the Observation Date Closing Price of each of the SPY Shares, the IWM Shares and the EFA Shares is greater than its respective Coupon Barrier prior to maturity or a call by MSFL. If called, the return on the Securities will be limited to any Contingent Coupons regardless of the appreciation of any of the Underlying Shares, which could be significant. It is also possible that, on any Observation Date, the Observation Date Closing Prices of one or more Underlying Shares could be below their Coupon Barriers so that you may receive few or no Contingent Coupons. In addition, if the Securities are not called prior to maturity, you may be exposed to the full downside market risk of the Least Performing Underlying Shares and lose a significant portion or all of your investment despite not being able to participate in any potential appreciation of any of the Underlying Shares. If you do not earn sufficient Contingent Coupons over the term of the Securities, the overall return on the Securities may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

t	You may incur a loss on your investment if you are able to sell your Securities prior to maturity. The Downside Thresholds are considered only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Closing Prices of all of the Underlying Shares are above their respective Downside Thresholds at that time. If you hold the Securities to maturity and the Securities have not been called, MSFL will either repay you the full principal amount per Security (plus, if payable, the Contingent Coupon for the Final Observation Date), if the Final Underlying Prices of the IWM Shares, the SPX and the EFA Shares are equal to or greater than their respective Downside Thresholds, or if any of the Underlying Shares closes below its respective Downside Threshold on the Final Observaton Date, MSFL will repay significantly less than the Principal Amount, if anything, at maturity, resulting in a loss on your Principal Amount that is proportionate to the decline in the price of the Least Performing Underlying Shares from the Trade Date to the Final Observation Date.

t	A higher Contingent Coupon Rate and/or lower Coupon Barriers and Downside Thresholds may reflect greater expected volatility of the Underlying Shares, and greater expected volatility generally indicates an increased risk of declines in the levels of the Underlying Shares and, potentially, a significant loss at maturity. The economic terms for the Securities, including the Contingent Coupon Rate, the Coupon Barriers and the Downside Thresholds, are based, in part, on the expected volatility of the Underlying Shares at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the prices of the Underlying Shares. Higher expected volatility with respect to the Underlying Shares as of the Trade Date generally indicates a greater expectation as of that date that the Final Underlying Prices of any of the Underlying Shares could ultimately be less than its Downside Threshold on the Final Observation Date, which would result in a loss of a significant portion or all of the Principal Amount. At the time the terms of the Securities are set, higher expected volatility will generally be reflected in a higher Contingent Coupon Rate and/or lower Coupon Barriers and Downside Thresholds, as compared to otherwise comparable securities. Therefore, a relatively higher Contingent Coupon Rate, which would increase the upside return if the Observation Date Closing Prices are greater than or equal to the Coupon Barriers on the quarterly Observation Dates, may indicate an increased risk that the levels of the Underlying Shares will decrease substantially, which would result in few or no Contingent Coupons and a significant loss at maturity. In addition, and as described above in "The Securities do not guarantee the payment of regular interest or the return of any principal," in general, the higher potential return on the Securities as compared to the return payable on our ordinary debt securities with a comparable maturity indicates the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment. Further, relatively lower Downside Thresholds may not indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlying Shares and the potential to lose a significant portion or all of your Principal Amount at maturity.

t	The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities, including Contingent Coupons, if any, and any payments upon a call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

t	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by MSFL and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of MSFL. Holders will have recourse only to a single claim against MSFL and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of MSFL, including holders of MSFL-issued securities.

t	The market price of the Securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the Closing Prices of the Underlying Shares on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

o	the value and volatility (frequency and magnitude of changes in value) of the Underlying Shares and of the constituent stocks composing the Share Underlying Indices,

o	whether the Observation Date Closing Price of any of the Underlying Shares has been below its Coupon Barrier on any Observation Date,

o	dividend rates on the stocks comprising the Share Underlying Indices,

o	interest and yield rates in the market,

o	time remaining until the Securities mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Shares or the consitituent stocks of the Share Underlying Indices or equities markets generally and which may affect the Final Underlying Prices,

o	the occurrence of certain events affecting any of the Underlying Shares that may or may not require an adjustment to its composition, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlying Shares, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlying Shares. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. The price of each of the Underlying Shares may be, and each has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the Principal Amount per Security if you try to sell your Securities prior to maturity.

t	The Securities are linked to the iShares® Russell 2000® ETF and are subject to risks associated with small-capitalization companies. The iShares® Russell 2000® ETF tracks the performance of the Russell 2000® Index, which is linked to stocks issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and, therefore, the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

t	The Securities are linked to the iShares® MSCI EAFE ETF and are subject to risks associated with investments in securities linked to the value of foreign equity securities. The iShares® MSCI EAFE ETF tracks the performance of the MSCI EAFE IndexSM, which is linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Although the equity securities included in the MSCI EAFE IndexSM are traded in foreign currencies, the value of your Securities (as measured in U.S. dollars) will not be adjusted for any exchange rate fluctuations. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

t	Investing in the Securities is not equivalent to investing in the Underlying Shares. Investing in the Securities is not equivalent to investing in any of the Underlying Shares or the component stocks of any of the Underlying Shares. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the Underlying Shares. Further, you will not participate in any potential appreciation of any of the Underlying Shares even though you may be exposed to its full decline at maturity.

t	Adjustments to the SPDR® S&P 500® ETF Trust, the iShares® Russell 2000® ETF or the iShares® MSCI EAFE ETF or the Share Underlying Indices tracked by the Underlying Shares could adversely affect the value of the Securities. The investment advisor to each of the SPDR® S&P 500® ETF Trust, the iShares® Russell 2000® ETF and the iShares® MSCI EAFE ETF (State Street Global Advisors for the SPY Shares and BlackRock Fund Advisors for each of the IWM Shares and EFA Shares) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the relevant Share Underlying Indices. Pursuant to its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks composing the respective Underlying Shares. Any of these actions could adversely affect the price of the respective Underlying Shares and, consequently, the value of the Securities. The Share Underlying Index Publisher is responsible for calculating and maintaining the Share Underlying Indices. The Share Underlying Index Publisher may add, delete or substitute the securities constituting the Share Underlying Indices or make other methodological changes that could change the value of the Share Underlying Indices, and, consequently, the price of the Underlying Shares and the value of the Securities. The Share Underlying Index Publisher may discontinue or suspend calculation or publication of a Share Underlying Index at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Index that is comparable to the discontinued Share Underlying Index and will be permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates.

t	The adjustments to the Adjustment Factors the Calculation Agent is required to make do not cover every corporate event that can affect the shares of the Underlying Shares. MS & Co., as Calculation Agent, will adjust the Adjustment Factors for certain events affecting the Underlying Shares, including stock splits and reverse stock splits. However, the Calculation Agent will not make an adjustment for every event that can affect the Underlying Shares. If an event occurs that does not require the Calculation Agent to adjust an Adjustment Factor, the market price of the Securities may be materially and adversely affected. The determination by the Calculation Agent to adjust, or not to adjust, an Adjustment Factor may materially and adversely affect the market price of the Securities.

t	No dividend payments or voting rights. Owning the Securities is not the same as owning the Underlying Shares or the stocks comprising the Share Underlying Indices. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the Underlying Shares or stocks held by the Share Underlying Indices would have.

t	The performance and market price of any of the Underlying Shares, particularly during periods of market volatility, may not correlate with the performance of its respective Share Underlying Index, the performance of the component securities of such Share Underlying Index or the net asset value per share of such Underlying Shares. The Underlying Shares do not fully replicate their respective Share Underlying Indices, and each may hold securities that are different than those included in its respective Share Underlying Index. In addition, the performance of each of the Underlying Shares will reflect additional transaction costs and fees that are not included in the calculation of the Share Underlying Indices. All of these factors may lead to a lack of correlation between the performance of each of the Underlying Shares and its respective Share Underlying Index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying each of the Underlying Shares may impact the variance between the performance of each of the Underlying Shares and its respective Share Underlying Index. Finally, because the shares of each of the Underlying Shares is traded on an exchange and are subject to market supply and investor demand, the market price of one share of each of the Underlying Shares may differ from the net asset value per share of such Underlying Shares.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying each of the Underlying Shares may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of each Underlying Shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of each of the Underlying Shares, and their ability to create and redeem shares of each of the Underlying Shares may be disrupted. Under these circumstances, the market price of shares of each of the Underlying Shares may vary substantially from the net asset value per share of each underlying share or the level of its respective Share Underlying Index.

For all of the foregoing reasons, the performance of each of the Underlying Shares may not correlate with the performance of its respective Share Underlying Index, the performance of the component securities of such Share Underlying Index or the net asset value per share of such Underlying Shares. Any of these events could materially and adversely affect the prices of each of the Underlying Shares and, therefore, the value of the securities. Additionally, if market volatility or these events were to occur on the Final Observation Date, the Calculation Agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the Securities. If the Calculation Agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published Closing Price per share of each of the Underlying Shares on the Final Observation Date, even if any of the Underlying Shares is underperforming its respective Share Underlying Index or the component securities of such Share Underlying Index and/or trading below the net asset value per share of such Underlying Shares.

t	The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

t	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 5 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

t	The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities may be influenced by many unpredictable factors” above.

t	Hedging and trading activity by our affiliates could potentially affect the value of the Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities (and to other instruments linked to the Underlying Shares), including trading in the Underlying Shares or the stocks that constitute the Share Underlying Indices, in futures or options contracts on the Underlying Shares, the Share Underlying Indices or the consistent stocks of the Share Underlying Indices, as well as in other instruments related to the Underlying Shares or the Share Underlying Indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. MS & Co. and some of our other affiliates also trade the Underlying Shares or the stocks that constitute the Share Underlying Indices, in futures or options contracts on the Underlying Shares, the Share Underlying Indices or the constituent stocks of the Share Underlying Indices and other financial instruments related to the Underlying Shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Underlying Price, and, as a result, the Coupon Barrier of any of the Underlying Shares, which is the price at or above which such Underlying Shares must close on each Observation Date in order for you to earn a Contingent Coupon, and the Downside Threshold of any of the Underlying Shares, which if the Securities are not called prior to maturity, is the price at or above which such Underlying Shares must close on the Final Observation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying Shares at maturity (in each case, depending also on the performance of the other Underlying Shares). Additionally, such hedging or trading activities during the term of the Securities could potentially affect the prices of the Underlying Shares on the Observation Dates and on the Final Observation Date and, accordingly, whether the Contingent Coupon is payable and, if Securities are not called prior to maturity, the payout to you at maturity, if any (in each case, depending also on the performance of the other Underlying Shares).

t	The Calculation Agent, which is our affiliate, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. will determine the Initial Underlying Prices, the Coupon Barriers, the Downside Thresholds, the Observation Date Closing Prices and the Final Underlying Price of each of the Underlying Shares, whether a Market Disruption Event has occurred and the payment that you will receive upon a call or at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of Market Disruption Events. These potentially subjective determinations may affect the payout to you upon a call or at maturity, if any. For further information regarding these types of determinations, see “Additional Terms of the Securities—Postponement of Observation Dates and Coupon Payment Dates (including the Call Date and the Maturity Date),” “—Discontinuance of any Underlying Shares and/or Share Underlying Indices; Alteration of Method of Calculation” and “—Calculation Agent and Calculations”. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

t	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates. Morgan Stanley, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Shares to which the Securities are linked.

t	The U.S. federal income tax consequences of an investment in the Securities are uncertain. There is no direct legal authority as to the proper treatment of the Securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the Securities are uncertain.

Please read the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities. We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued, in accordance with your regular method of tax accounting. Under this treatment, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described herein. If the IRS were successful in asserting an alternative treatment for the Securities, the timing and character of income or loss on the Securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the Securities) and recognize all income and gain in respect of the Securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Non-U.S. Holders (as defined below) should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the Securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities are set forth on the cover hereof; amounts may have been rounded for ease of reference):

t	Principal Amount: $10

t	Term: 5 years

t	Hypothetical Initial Underlying Price:

o	SPY Shares: $320.00

o	IWM Shares: $150.00

o	EFA Shares: $65.00

t	Contingent Coupon Rate: 9.34% per annum (or 2.335% per quarter)

t	Contingent Coupon: $0.2335 per quarter

t	Observation Dates: Quarterly

t	Call Feature: Quarterly, callable after approximately one year on each Coupon Payment Date

t	Hypothetical Coupon Barriers:

o	SPY Shares: $224.00, which is 70% of the Hypothetical Initial Underlying Price of the SPY Shares

o	IWM Shares: $105.00, which is 70% of the Hypothetical Initial Underlying Price of the IWM Shares

o	EFA Shares: $45.50, which is 70% of the Hypothetical Initial Underlying Price of the EFA Shares

t	Hypothetical Downside Thresholds:

o	SPY Shares: $192.00, which is 60% of the Hypothetical Initial Underlying Price of the SPY Shares

o	IWM Shares: $90.00, which is 60% of the Hypothetical Initial Underlying Price of the IWM Shares

o	EFA Shares: $39.00, which is 60% of the Hypothetical Initial Underlying Price of the EFA Shares

Example 1 — Securities are Called on the Fourth Coupon Payment Date (the first Coupon Payment Date on which MSFL can call the Securities)

Date	Closing Price			Payment (per Security)
	SPY Shares	IWM Shares	EFA Shares
First Observation Date	$350.00 (at or above Coupon Barrier)	$200.00 (at or above Coupon Barrier)	$90.00 (at or above Coupon Barrier)	$0.2335 (Contingent Coupon — Not Callable)
Second Observation Date	$300.00 (at or above Coupon Barrier)	$175.00 (at or above Coupon Barrier)	$85.00 (at or above Coupon Barrier)	$0.2335 (Contingent Coupon — Not Callable)
Third Observation Date	$310.00 (at or above Coupon Barrier)	$160.00 (at or above Coupon Barrier)	$75.00 (at or above Coupon Barrier)	$0.2335 (Contingent Coupon — Not Callable)
Fourth Observation Date	$290.00 (at or above Coupon Barrier)	$145.00(at or above Coupon Barrier)	$70.00 (at or above Coupon Barrier)	$10.2335 (Settlement Amount)
			Total Payment:	$10.934 (9.34% return)

Each of the SPY Shares, the IWM Shares and the EFA Shares closes above its respective Coupon Barrier on the first, second, third and fourth Observation Dates, and therefore a Contingent Coupon is paid on the related Coupon Payment Date. MSFL calls the Securities on the fourth Coupon Payment Date, which is the first Coupon Payment Date on which MSFL can call the Securities. On the Call Date, MSFL will pay you a total of $10.2335 per Security, reflecting your principal amount plus the applicable Contingent Coupon otherwise due with respect to the relevant Observation Date. When added to the Contingent Coupon payments of $0.7005 received in respect of the prior Observation Dates, MSFL will have paid you a total of $10.934 per Security for a 9.34% total return over the 1-year term of the Securities. No further amount will be owed to you under the Securities, and you do not participate in the appreciation of the Underlying Shares.

Example 2 — Securities are NOT Called and the Final Underlying Price of each of the SPY Shares, the IWM Shares and the EFA Shares is at or above its respective Downside Threshold

Date	Closing Price			Payment (per Security)
	SPY Shares	IWM Shares	EFA Shares
First Observation Date	$330.00 (at or above Coupon Barrier)	$150.00 (at or above Coupon Barrier)	$75.00 (at or above Coupon Barrier)	$0.2335 (Contingent Coupon — Not Callable)
Second Observation Date	$275.00 (at or above Coupon Barrier)	$140.00 (at or above Coupon Barrier)	$60.00 (at or above Coupon Barrier)	$0.2335 (Contingent Coupon — Not Callable)
Third Observation Date	$280.00 (at or above Coupon Barrier)	$135.00 (at or above Coupon Barrier)	$40.00 (below Coupon Barrier)	$0 (Not Callable)
Fourth Observation Date	$250.00 (at or above Coupon Barrier)	$125.00 (at or above Coupon Barrier)	$30.00 (below Coupon Barrier)	$0 (Not Called)

Fifth to Nineteenth Observation Dates	Various (all at or above Coupon Barrier)	Various (at or above Coupon Barrier)	Various (all below Coupon Barrier)	$0 (Not Called)
Final Observation Date	$245.00 (at or above Coupon Barrier and Downside Threshold)	$115.00 (at or above Coupon Barrier and Downside Threshold)	$55.00 (at or above Coupon Barrier and Downside Threshold)	$10.2335 (Settlement Amount)
Total Payment: $10.7005 (7.005% return)

In this example, MSFL does not call the Securities based on the output of our risk neutral valuation model prior to maturity. Each of the SPY Shares, the IWM Shares and the EFA Shares closes above its respective Coupon Barrier on the first two Observation Dates, and therefore a Contingent Coupon is paid on each related Coupon Payment Date. On each of the third to nineteenth Observation Dates, the SPY Shares and the IWM Shares close at or above their respective Coupon Barriers, but the EFA Shares close below their Coupon Barrier. Therefore, no Contingent Coupon is paid on any related Coupon Payment Date. On the Final Observation Date, each of the SPY Shares, the IWM Shares and the EFA Shares closes above its Coupon Barrier and Downside Threshold. Therefore, at maturity, MSFL will pay you a total of $10.2335 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $0.467 received in respect of prior Observation Dates, MSFL will have paid you a total of approximately $10.7005 per Security for a 7.005% total return on the Securities over 5 years. You do not participate in any appreciation of the Underlying Shares.

Example 3 — Securities are NOT Called and the Final Underlying Price of at least one of the Underlying Shares is below the Downside Threshold

Date	Closing Price
	SPY Shares	IWM Shares	EFA Shares	Payment (per Security)
First Observation Date	$350.00 (at or above Coupon Barrier)	$175.00 (at or above Coupon Barrier)	$80.00 (at or above Coupon Barrier)	$0.2335 (Contingent Coupon — Not Callable)
Second Observation Date	$300.00 (at or above Coupon Barrier)	$150.00 (at or above Coupon Barrier)	$55.00 (at or above Coupon Barrier)	$0.2335 (Contingent Coupon — Not Callable)
Third Observation Date	$290.00 (at or above Coupon Barrier)	$100.00 (below Coupon Barrier)	$40.00 (below Coupon Barrier)	$0 (Not Callable)
Fourth Observation Date	$285.00 (at or above Coupon Barrier)	$85.00 (below Coupon Barrier)	$35.00 (below Coupon Barrier)	$0 (Not Called)
Fifth to Nineteenth Observation Dates	Various (all below Coupon Barrier)	Various (all below Coupon Barrier)	Various (all below Coupon Barrier)	$0 (Not Called)
Final Observation Date	$250.00 (at or above Coupon Barrier and Downside Threshold)	$75.00 (below Coupon Barrier and Downside Threshold)	$26.00 (below Coupon Barrier and Downside Threshold)	$10 + [$10 × Share Return of the Least Performing Underlying Shares] = $10 + [$10 × -60%] = $10 - $6 = $4 (Payment at Maturity)
Total Payment: $4.467 (-55.33% return)

In this example, MSFL does not call the Securities based on the output of our risk neutral valuation model prior to maturity. Each of the SPY Shares, the IWM Shares and the EFA Shares closes above its respective Coupon Barrier on the first two Observation Dates, and therefore a Contingent Coupon is paid on each related Coupon Payment Date. During each of the third and fourth Observation Dates, the SPY Shares close at or above their Coupon Barrier but the IWM Shares and the EFA Shares close below their respective Coupon Barriers. Therefore, no Contingent Coupon is paid on either related Coupon Payment Date. On each of the fifth to the nineteenth Observation Dates, each of the SPY Shares, the IWM Shares and the EFA Shares closes below its respective Coupon Barrier and thus no Contingent Coupon is paid on any related Coupon Payment Date. On the Final Observation Date, the SPY Shares close above their Coupon Barrier and Downside Threshold, but the IWM Shares and the EFA Shares close below their respective Coupon Barriers and Downside Thresholds. Therefore, at maturity, investors are exposed to the downside performance of the Least Performing Underlying Shares (which, in this example, is the EFA Shares), and MSFL will pay you $4 per Security, which reflects the percentage decrease of the Least Performing Underlying Shares from the Trade Date to the Final Observation Date. When added to the Contingent Coupon payments of $0.467 received in respect of prior Observation Dates, MSFL will have paid you $4.467 per Security for a loss on the Securities of 55.33%.

The Securities differ from ordinary debt securities in that, among other features, MSFL is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any Coupon Payment Date, you may lose a significant portion or all of your initial investment. Specifically, if the Securities are not called and the Final Underlying Price of any of the Underlying Shares is less than its Downside Threshold, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Share Return of the Least Performing Underlying Shares is less than zero. Any payment on the Securities, including any Contingent Coupon, payment upon a call or the Payment at Maturity, is dependent on our ability to satisfy its obligations when they come due. If we are is unable to meet our obligations, you may not receive any amounts due to you under the Securities.

The Issuer will not pay a quarterly Contingent Coupon if the Observation Date Closing Price for any of the Underlying Shares is below its respective Coupon Barrier on any Observation Date. The Issuer will have the right to call the Securities early based on the output of our risk neutral valuation model on any quarterly Call Date, beginning June 16, 2021. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Underlying Price of any of the Underlying Shares is below its Downside Threshold.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to investors in the Securities who:

•	purchase the Securities in the original offering; and

•	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities or commodities;

•	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. The effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein. We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of each Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Tax Treatment of Coupon Payments. Any coupon payment on the Securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. For this purpose, the amount realized does not include any coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise. The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Although significant aspects of the tax treatment of each Security are uncertain, we intend to withhold on any coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the Securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the Securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the Securities may be treated as U.S.-situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the Securities and the payment of proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). While the treatment of the Securities is unclear, you should assume that any coupon payment with respect to the Securities will be subject to the FATCA rules. If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.

The SPDR® S&P 500® ETF Trust

The SPDR® S&P 500® ETF Trust (formerly SPDR Trust, Series 1), or SPY, formed by PDR Services LLC, is a unit investment trust registered under the Investment Company Act of 1940 that holds a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, as the S&P 500® Index. SPY seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by SPY pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-46080 and 811-06125, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the SPDR® S&P 500® ETF is accurate or complete. The SPY Shares are listed on The NYSE Arca Exchange under the ticker symbol “SPY UP.”

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

We and/or our affiliates may presently or from time to time engage in business with the SPDR® S&P 500® ETF Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the SPDR® S&P 500® ETF Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of the SPDR® S&P 500® ETF Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the SPY Shares.

“Standard & Poor’s®”, “S&P®”, “S&P 500®” and “SPDR®” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”). The Securities are not sponsored, endorsed, sold, or promoted by S&P or SPY. S&P and SPY make no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. S&P and SPY have no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Historical Information

The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the SPDR® S&P 500® ETF Trust for each quarter in the period from January 1, 2015 through June 12, 2020. The closing price of the SPDR® S&P 500® ETF Trust on June 12, 2020 was $304.21. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the SPDR® S&P 500® ETF Trust should not be taken as an indication of future performance, and no assurance can be given as to the level of the SPDR® S&P 500® ETF Trust on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2015	3/31/2015	211.99	198.97	206.43
4/1/2015	6/30/2015	213.50	205.42	205.85
7/1/2015	9/30/2015	212.59	187.27	191.63
10/1/2015	12/31/2015	211.00	192.13	203.89
1/1/2016	3/31/2016	206.10	183.03	205.56
4/1/2016	6/30/2016	212.39	199.53	209.53
7/1/2016	9/30/2016	219.09	208.39	216.30
10/1/2016	12/31/2016	227.76	208.55	223.53
1/1/2017	3/31/2017	239.78	225.24	235.74
4/1/2017	6/30/2017	244.66	232.51	241.80
7/1/2017	9/30/2017	251.23	240.55	251.23
10/1/2017	12/31/2017	268.20	252.32	266.86
1/1/2018	3/31/2018	286.58	257.63	263.15
4/1/2018	6/30/2018	278.92	257.47	271.28
7/1/2018	9/30/2018	293.58	270.90	290.72
10/1/2018	12/31/2018	291.73	234.34	249.92
1/1/2019	3/31/2019	284.73	244.21	282.48
4/1/2019	6/30/2019	295.86	274.57	293.00
7/1/2019	9/30/2019	302.01	283.82	296.77
10/1/2019	12/31/2019	322.94	288.06	321.86
1/1/2020	3/31/2020	338.34	222.95	257.75
4/1/2020	6/12/2020*	323.20	246.15	304.21

*   Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the SPDR® S&P 500® ETF Trust from January 1, 2008 through June 12, 2020, based on information from Bloomberg.

* The dotted line indicates the Coupon Barrier of $212.95, which is approximately 70% of the Initial Underlying Price, and the solid line indicates the Downside Threshold of $182.53, which is approximately 60% of the Initial Underlying Price.

Past performance is not indicative of future results.

The iShares® Russell 2000® ETF

The iShares® Russell 2000® ETF, or IWM, is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index. The iShares® Russell 2000® ETF is managed by iShares Trust (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® Russell 2000® ETF. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares® Russell 2000® ETF is accurate or complete. The IWM Shares are listed on The NYSE Arca Exchange under the ticker symbol “IWM UP.”

The Russell 2000® Index is an index calculated, published and disseminated by FTSE Russell, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories. All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000®Index and represents a small portion of the total market capitalization of the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small-capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the iShares® Russell 2000® ETF. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment linked to the IWM Shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Historical Information

The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the iShares® Russell 2000® ETF for each quarter in the period from January 1, 2015 through June 12, 2020. The closing price of the iShares® Russell 2000® ETF on June 12, 2020 was $138.27. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the iShares® Russell 2000® ETF should not be taken as an indication of future performance, and no assurance can be given as to the level of the iShares® Russell 2000® ETF on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2015	3/31/2015	126.03	114.69	124.35
4/1/2015	6/30/2015	129.01	120.85	124.86
7/1/2015	9/30/2015	126.31	107.53	109.20
10/1/2015	12/31/2015	119.85	109.01	112.51
1/1/2016	3/31/2016	110.62	94.80	110.62
4/1/2016	6/30/2016	118.43	108.69	114.97
7/1/2016	9/30/2016	125.70	113.69	124.21
10/1/2016	12/31/2016	138.31	115.00	134.85
1/1/2017	3/31/2017	140.36	133.75	137.48
4/1/2017	6/30/2017	142.10	133.72	140.92
7/1/2017	9/30/2017	148.18	134.83	148.18
10/1/2017	12/31/2017	154.30	145.63	152.46
1/1/2018	3/31/2018	159.96	145.44	151.83
4/1/2018	6/30/2018	169.97	148.13	163.77
7/1/2018	9/30/2018	173.02	164.20	168.55
10/1/2018	12/31/2018	166.33	125.88	133.90
1/1/2019	3/31/2019	158.24	132.25	153.09
4/1/2019	6/30/2019	160.71	145.86	155.50
7/1/2019	9/30/2019	157.90	144.85	151.34
10/1/2019	12/31/2019	166.68	146.46	165.67
1/1/2020	3/31/2020	169.53	99.90	114.46
4/1/2020	6/12/2020*	153.09	104.62	138.27

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the iShares® Russell 2000® ETF from January 1, 2008 through June 12, 2020, based on information from Bloomberg.

* The dotted line indicates the Coupon Barrier of $96.79, which is approximately 70% of the Initial Underlying Price, and the solid line indicates the Downside Threshold of $82.96, which is approximately 60% of the Initial Underlying Price.

Past performance is not indicative of future results.

The iShares® MSCI EAFE ETF

The iShares® MSCI EAFE ETF, or EFA, is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE IndexSM. The iShares® MSCI EAFE ETF is managed by iShares Trust (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE ETF. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares® MSCI EAFE ETF is accurate or complete. The EFA Shares are listed on The NYSE Arca Exchange under the ticker symbol “EFA UP.”

The MSCI EAFE IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. (“MSCI”). The index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada, and it consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. For additional information about the MSCI EAFE IndexSM, see the information set forth under “MSCI EAFE IndexSM” and “MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the iShares® MSCI EAFE ETF. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment linked to the EFA Shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Historical Information

The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the iShares® MSCI EAFE ETF for each quarter in the period from January 1, 2015 through June 12, 2020. The closing price of the iShares® MSCI EAFE ETF on June 12, 2020 was $61.30. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the iShares® MSCI EAFE ETF should not be taken as an indication of future performance, and no assurance can be given as to the level of the iShares® MSCI EAFE ETF on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2015	3/31/2015	65.99	58.48	64.17
4/1/2015	6/30/2015	68.42	63.49	63.49
7/1/2015	9/30/2015	65.46	56.25	57.32
10/1/2015	12/31/2015	62.06	57.50	58.75
1/1/2016	3/31/2016	57.80	51.38	57.13
4/1/2016	6/30/2016	59.87	52.64	55.81
7/1/2016	9/30/2016	59.86	54.44	59.13
10/1/2016	12/31/2016	59.20	56.20	57.73
1/1/2017	3/31/2017	62.60	58.09	62.29
4/1/2017	6/30/2017	67.22	61.44	65.20
7/1/2017	9/30/2017	68.48	64.83	68.48
10/1/2017	12/31/2017	70.80	68.42	70.31
1/1/2018	3/31/2018	75.25	67.94	69.68
4/1/2018	6/30/2018	71.90	66.35	66.97
7/1/2018	9/30/2018	68.98	65.43	67.99
10/1/2018	12/31/2018	68.07	56.89	58.78
1/1/2019	3/31/2019	65.61	58.13	64.86
4/1/2019	6/30/2019	66.99	63.40	65.73
7/1/2019	9/30/2019	66.68	61.30	65.21
10/1/2019	12/31/2019	69.66	63.25	69.44
1/1/2020	3/31/2020	70.38	46.50	53.46
4/1/2020	6/12/2020*	64.65	50.90	61.30

*Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the iShares® MSCI EAFE ETF from January 1, 2008 through June 12, 2020, based on information from Bloomberg.

* The dotted line indicates the Coupon Barrier of $42.91, which is 70% of the Initial Underlying Price, and the solid line indicates the Downside Threshold of $36.78, which is 60% of the Initial Underlying Price.

Past performance is not indicative of future results.

Correlation of the Underlying Shares

The graph below illustrates the daily performance of the SPDR® S&P 500® ETF Trust, the iShares® Russell 2000® ETF and the iShares® MSCI EAFE ETF from January 1, 2008 through June 10, 2020. For comparison purposes, each of the Underlying Shares has been “normalized” to have a closing price of $100 on January 1, 2008 by dividing the closing price of such Underlying Shares on each Trading Day by the closing price of such Underlying Shares on January 1, 2008 and multiplying by 100. We obtained the closing prices used to determine the normalized closing prices set forth below from Bloomberg, without independent verification.

A closer relationship between the daily returns of two or more underlying assets over a given period indicates that such underlying assets have been more positively correlated. Lower (or more-negative) correlation among two or more underlying assets over a given period may indicate that it is less likely that those underlying assets will subsequently move in the same direction. Therefore, lower correlation among the Underlying Shares may indicate a greater potential for one of the Underlying Shares to close below its respective Coupon Barrier on any Observation Date because there may be a greater likelihood that at least one of the Underlying Shares will decrease in price significantly. However, even if the Underlying Shares have a higher positive correlation, one or more of the Underlying Shares may close below the respective Coupon Barrier(s) on any Observation Date or below the Downside Threshold on the Final Observation Date, as applicable, as the Underlying Shares may all decrease in price. Moreover, the actual correlation among the Underlying Shares may differ, perhaps significantly, from their historical correlation. A higher Contingent Coupon Rate is generally associated with lower correlation among the Underlying Shares, which may indicate a greater potential for missed Contingent Coupons and/or a significant loss on your investment at maturity. See “Key Risks — Because the Securities are linked to the performance of the least performing among the SPY Shares, the IWM Shares and the EFA Shares, you are exposed to greater risk of receiving no Contingent Coupon payments or sustaining a significant loss on your investment than if the Securities were linked to just one of the Underlying Shares” and “— A higher Contingent Coupon Rate and/or lower Coupon Barriers and Downside Thresholds may reflect greater expected volatility of the Underlying Shares, and greater expected volatility generally indicates an increased risk of declines in the prices of the Underlying Shares and, potentially, a significant loss at maturity.” herein.

Past performance and correlation of the Underlying Shares are not indicative of the future performance or correlation of the Underlying Shares.

Additional Terms of the Securities

If the terms discussed in this pricing supplement differ from those discussed in the prospectus supplement, index supplement or prospectus, the terms contained in this pricing supplement will control.

Some Definitions

We have defined some of the terms that we use frequently in this pricing supplement below:

t	“Share Underlying Index” means, with respect to the SPY Shares, the S&P 500® Index; with respect to the IWM Shares, the Russell 2000® Index; and with respect to the EFA Shares, the MSCI EAFE IndexSM.

t	“Share Underlying Index Publisher” means, with respect to the S&P 500® Index, S&P Dow Jones Indices LLC or any successor thereto; with respect to the Russell 2000® Index, FTSE Russell or any successor thereto; and with respect to the MSCI EAFE IndexSM, MSCI Inc. or any successor thereto.

t	“Closing Price” means, subject to the provisions set out under “Discontinuance of any Underlying Shares and/or Share Underlying Indices; Alteration of Method of Calculation” below, for one share of any Underlying Shares (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

o	if such Underlying Shares (or any such other security) are listed on a national securities exchange (other than The Nasdaq Stock Market LLC (“Nasdaq”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Underlying Shares (or any such other security) are listed,

o	if such Underlying Shares (or any such other security) are securities of Nasdaq, the official closing price published by Nasdaq on such day, or

o	if such Underlying Shares (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If such Underlying Shares (or any such other security) are listed on any national securities exchange but the last reported sale price or the official closing price published by such exchange, or by Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Underlying Shares (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to such Underlying Shares (or any such other security) or the last reported sale price or the official closing price published by Nasdaq, as applicable, for such Underlying Shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. LLC (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA. This definition of “Closing Price” is subject to the provisions under “—Discontinuance of any Underlying Shares and/or Share Underlying Indices; Alteration of Method of Calculation” below.

t	“Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC, Nasdaq, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

t	“Market Disruption Event” means, with respect to any Underlying Shares:

(i)	the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of such Underlying Shares on the primary market for such Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Underlying Shares as a result of which the reported trading prices for such Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to such Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, or

(b) the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of the relevant Share Underlying Index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the relevant Share Underlying Index or such Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market,

In each case, as determined by the Calculation Agent in its sole discretion; and

(ii)	a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in a Share Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Share Underlying Index shall be based on a comparison of (x) the portion of the level of such Share Underlying Index attributable to that security relative to (y) the overall level of such Share Underlying Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in any of the Underlying Shares or in the futures or options contract related to a Share Underlying Index or such Underlying Shares will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on such Share Underlying Index or the Underlying Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to a Share Underlying Index or such Underlying Shares and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to a Share Underlying Index or such Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

t	“Relevant Exchange” means the primary exchange(s) or market(s) of trading for any security (or any combination thereof) then included in the relevant Share Underlying Index or any Successor Index.

Postponement of Observation Dates and Coupon Payment Dates (including the Call Dates and the Maturity Date)

If a Market Disruption Event with respect to any of the Underlying Shares occurs on any scheduled Observation Date, or if any such Observation Date is not a Trading Day with respect to an Underlying Shares, the Closing Price solely for such Underlying Shares for such date will be determined on the immediately succeeding Trading Day on which no Market Disruption Event will have occurred with respect to such affected Underlying Shares; provided that the Observation Date Closing Price for any of the Underlying Shares will not be determined on a date later than the fifth scheduled Trading Day after the scheduled Observation Date and if such date is not a Trading Day, or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Closing Price of the affected Underlying Shares on such fifth Trading Day based on the mean, as determined by the Calculation Agent, of the bid prices for such Underlying Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If any scheduled Coupon Payment Date (including a scheduled Call Date) is not a Business Day, that Contingent Coupon, if any, (or the Settlement Amount, if applicable), shall be paid on the next succeeding Business Day; provided that the Contingent Coupon, if any, with respect to the Final Observation Date shall be paid on the Maturity Date; provided further that if, due to a Market Disruption Event or otherwise, any Observation Date with respect to any of the Underlying Shares is postponed so that it falls less than two business days prior to the scheduled Coupon Payment Date, Call Date or Maturity Date, as applicable, the Coupon Payment Date, Call Date or Maturity Date, as applicable, shall be postponed to the second business day following the Observation Date as postponed, by which date the Observation Date Closing Price of each of the Underlying Shares has been determined. In any of these cases, no adjustment shall be made to any Contingent Coupon payment made on that postponed date.

Antidilution Adjustments

If the shares of any of the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share of such Underlying Shares. No such adjustment to an Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Alternate Exchange Calculation in case of an Event of Default

If an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

o	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

o	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

o	no quotation of the kind referred to above is obtained, or

o	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two business day objection period have not ended before the Final Observation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

o	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

o	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of any Underlying Shares and/or Share Underlying Indices; Alteration of Method of Calculation

If trading in any of the Underlying Shares on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or any of the Underlying Shares are liquidated or otherwise terminated (a “Discontinuance or Liquidation Event”), the Closing Price of an Underlying Shares on any Trading Day following the Discontinuance or Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the relevant Share Underlying Index for such Underlying Shares (or any Successor Index, as described below) on such date (taking into account any material changes in the method of calculating the Share Underlying Index following such Discontinuance or Liquidation Event) and (ii) a fraction, the numerator of which is the Closing Price of such Underlying Shares and the denominator of which is the closing value of the Share Underlying Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Discontinuance or Liquidation Event on which a Closing Price of such Underlying Shares was available.

If, subsequent to a Discontinuance or Liquidation Event, the relevant Share Underlying Index Publisher discontinues publication of the relevant Share Underlying Index and the Share Underlying Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Share Underlying Index (such index being referred to herein as a “Successor Index”), then any subsequent Closing Price for such Underlying Shares on any Trading Day following a Discontinuance or Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Trading Day, and, to the extent the value of the Successor Index differs from the value of the relevant Share Underlying Index at the time of such substitution, proportionate adjustments will be made by the Calculation Agent to the relevant Initial Underlying Price, Coupon Barrier and Downside Threshold.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the Securities, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of such Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If, subsequent to a Discontinuance or Liquidation Event, the Share Underlying Index Publisher discontinues publication of the relevant Share Underlying Index prior to, and such discontinuance is continuing on, an Observation Date, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Price for such Underlying Shares for each such date. Such Closing Price will be computed by the Calculation Agent in accordance with the formula for and method of calculating such Share Underlying Index last in effect prior to such discontinuance, using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on each such date of each security most recently constituting the relevant Share Underlying Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of a Share Underlying Index may adversely affect the value of the Securities.

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank).

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co. As Calculation Agent, MS & Co. will determine, among other things, the Initial Underlying Prices, the Coupon Barriers, the Downside Thresholds, the Observation Date Closing Prices on each Observation Date, the Final Underlying Prices, whether a Contingent Coupon is payable with respect to any Observation Date and the Payment at Maturity, if any.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Contingent Coupon, payment upon a call, and Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Level or whether a Market Disruption Event has occurred. See “—Discontinuance of any Underlying Shares and/or Share Underlying Indices; Alteration of Method of Calculation,” and the definition of Market Disruption Event. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date of the Securities is postponed due to postponement of the Final Observation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile, confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date, and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Final Observation Date as postponed.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the Depositary, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding each Coupon Payment Date, of the amount of cash, if any, to be delivered with respect to each Principal Amount of the Securities and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the Coupon Payment Date.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the Depositary, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Call Date or the Business Day preceding the Maturity Date, as applicable, of the amount of cash, if any, to be delivered with respect to each Principal Amount of the Securities and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the Call Date or Maturity Date, as applicable.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the Underlying Shares or the constituent stocks of the Share Underlying Indices, in futures or options contracts on the Share Underlying Indices or the constituent stocks of the Share Underlying Indices, as well as in other instruments related to the Underlying Shares or the Share Underlying Indices that they may wish to use in connection with such hedging. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Underlying Price, and, as a result, the Coupon Barrier of any of the Underlying Shares, which is the price at or above which such Underlying Shares must close on each Observation Date in order for you to earn a Contingent Coupon, and the Downside Threshold of any of the Underlying Shares, which if the Securities are not called prior to maturity, is the price at or above which such Underlying Shares must close on the Final Observation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying Shares at maturity (in each case, depending also on the performance of the other Underlying Shares). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Observation Date, by purchasing and selling the Underlying Shares or the constituent stocks of the Share Underlying Indices, futures or options contracts on the Underlying Shares, the Share Underlying Indices or the constituent stocks of the Share Underlying Indices, including by purchasing or selling any such securities or instruments on the Final Observation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. We cannot give any assurance that our hedging activities will not affect the prices of the Underlying Shares and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any, if not previously called.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these Securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments. The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities. The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these Securities should consult and rely on their own counsel and advisers as to whether an investment in these Securities is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley, Morgan Stanley Wealth Management or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering. We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.15 for each Security it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities, the Underlying Shares or the constituent stocks of the Share Underlying Indices in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary. The Depositary’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary. In this pricing supplement, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures. For more information regarding the Depositary and book entry notes, please read “Form of Securities—The Depositary” in the accompanying prospectus supplement and “Securities Offered on a Global Basis Through the Depositary” in the accompanying prospectus.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2017, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2017.